Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
The AllianceBernstein Growth Funds

We consent to the use of our reports, dated August 26, 2009, with respect to the statements of assets and liabilities, including the portfolios of investments, of AllianceBernstein International Growth Fund and AllianceBernstein Global Growth Fund as of June 30, 2009 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended; and our reports, dated September 25, 2009, with respect to the statements of assets and liabilities, including the portfolios of investments, of the AllianceBernstein Large Cap Growth Fund, AllianceBernstein Growth Fund and AllianceBernstein Small/Mid Cap Growth Fund as of July 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference.

\s\ KPMG LLP

New York, New York
October 29, 2010